UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2014

RUBICON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33834	36-4419301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 East Green Street Bensenville, Illinois	60106
(Address of principal executive offices)	(Zip Code)

(847) 295-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2014, Raja Parvez resigned as Rubicon Technology, Inc.’s (the “Company”) Chief Executive Officer and President, effective immediately. Mr. Parvez also resigned from the Board of Directors of the Company on September 17, 2014. Mr. Parvez’s resignation as a director was not a result of any disagreement or any issue or concern with the Company’s operations, policies or practices.

In connection with Mr. Parvez’s resignation, the Company and Mr. Parvez entered into a Separation and General Release Agreement (the “Separation Agreement”) that provides for, among other things, a payment to Mr. Parvez equal to the sum of his annual salary and maximum annual bonus, an amount totaling $654,041, payable in two equal installments over a period of six (6) months. The Company has also agreed to pay Mr. Parvez’s health and welfare benefits for a period of 12 months. Pursuant to the terms of the Separation Agreement, Mr. Parvez has provided the Company with a general release of claims against the Company. Mr. Parvez signed the Separation Agreement on September 17, 2014 and has seven (7) days to revoke the Separation Agreement. If Mr. Parvez does not revoke the Separation Agreement, it will become effective on September 25, 2014. The Separation Agreement is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. The Board of Directors also agreed to extend the date by which Mr. Parvez may exercise any of his vested stock options to the earlier of the existing expiration date of such option or September 16, 2016.

The Company will be engaging an executive search firm to initiate the search for a successor President and Chief Executive Officer. On September 17, 2014, the Company’s Board of Directors appointed William F. Weissman, the Company’s Chief Financial Officer, to serve as Interim Chief Executive Officer and President. Mr. Weissman’s biographical information is included in the Company’s Proxy Statement, which was filed with the SEC on April 30, 2014, and is incorporated herein by reference.

In connection with Mr. Weissman’s appointment as Interim Chief Executive Officer and President, the Board of Directors approved a $100,000 cash bonus payable to Mr. Weissman, with $50,000 payable on the date of the Company’s next regular payroll and the remaining $50,000 payable on the earlier of (i) the six (6) month anniversary of Mr. Weissman’s appointment or (ii) such time as the Company hires a new Chief Executive Officer. The Company’s Board of Directors also approved the grant of options to purchase 100,000 shares of Company common stock at an exercise price of $5.20 per share. The options vest quarterly over a two-year period and the vesting is accelerated upon a change-in-control of the Company. The options expire on September 16, 2024.

The Board of Directors appointed Mardel A. Graffy to the position of Vice President-Financial Operations, effective as of September 19, 2014. Ms. Graffy, age 54, joined the Company in January 2005 and has most recently served as the Vice President-Finance, a position she has held since July 2008. Prior to that, from December 2007 to June 2008, Ms. Graffy served as the Controller of the Company, and from January 2005 to November 2007, she served as the Director of Finance.

In connection with Ms. Graffy’s appointment as Vice President-Financial Operations, the Board of Directors approved the grant of options to purchase 25,000 shares of Company common stock at an exercise price of $5.12 per share. The options vest in four equal annual installments beginning on September 19, 2015. The options expire on September 18, 2024.

A copy of the press release issued by the Company on September 17, 2014 with respect to certain of the foregoing matters is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of the Company, dated September 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBICON TECHNOLOGY, INC.

Dated: September 23, 2014	By:	/s/ William F. Weissman
	Name:	William F. Weissman
	Title:	Interim Chief Executive Officer, President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description of the Exhibit

99.1	Press Release of the Company dated September 17, 2014.

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